POLONIA BANCORP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014

Huntingdon Valley, Pennsylvania — July 30, 2014. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported net income of $42,000 for the quarter ended June 30, 2014 versus net income of $47,000 for the quarter ended June 30, 2013. The Company reported net income of $12,000 for the six months ended June 30, 2014 versus a net loss of $19,000 for the six months ended June 30, 2013.

Net interest income increased $44,000 to $2.0 million and $111,000 to $4.1 million for the three and six months ended June 30, 2014 as compared to the same prior year periods. The increase in net interest income for both the three and six month periods in 2014 was due primarily to a higher average balance of loans and a higher average yield on other interest earning assets, partially offset by a higher average balance of FHLB advances – long-term, a lower average yield on loans and a higher average rate paid on interest bearing liabilities.

The provision for loan losses increased $9,000 to $34,000 and decreased $65,000 to $49,000 for the three and six months ended June 30, 2014 as compared to the same periods in the prior year. At June 30, 2014, nonperforming loans totaled $2.1 million compared to $2.9 million at December 31, 2013. A decrease in nonperforming one-to-four family loans of $958,000, partially offset by an increase in nonperforming multi-family and commercial real estate loans of $177,000 contributed to the lower balance of nonperforming loans at June 30, 2014. Net loan charge-offs for the quarter ended June 30, 2014 were $34,000, consisting of one-to-four-family loan charge-offs, compared to $459,000 in one-to-four family loan charge-offs for the quarter ended June 30, 2013.

Noninterest income was $1.1 million and $1.6 million for the three months ended June 30, 2014 and

2013, respectively and $2.0 million and $2.9 million for the six months ended June 30, 2014 and 2013, respectively. The decrease in noninterest income was primarily attributable to a decrease of $398,000 and $971,000 in the gain on the sale of loans for the three and six months ended June 30, 2014 as compared to the prior year periods. The decrease in the gain on the sale of loans is due to a rise in interest rates from the same period last year and the lingering effects from the severe weather during the first quarter of 2014.

Noninterest expenses were $3.1 million and $3.5 million for the three months ended June 30, 2014 and 2013, respectively and $6.0 million and $6.8 million for the six months ended June 30, 2014 and 2013, respectively. Lower expenses in the three and six month periods ending June 30, 2014 were due to lower salary and compensation expenses and costs related to the operation of our Retail Mortgage Banking Division and lower professional fees. Offsetting the lower expenses in the six month period ending June 30, 2014 were higher occupancy and equipment expenses, higher federal deposit insurance expenses and higher data processing expenses.

Total assets decreased $6.3 million, or 2.1%, to $299.3 million at June 30, 2014 from $305.6 million at December 31, 2013, partially due to an $8.3 million decrease in cash and cash equivalents. Total loans increased $3.7 million, or 1.9%, to $203.7 million at June 30, 2014, compared to $200.0 million at December 31, 2013. Loans held for sale increased $3.5 million, or 57.3%, to $9.7 million at June 30, 2014. Investment securities decreased $4.9 million, or 7.4%, to $61.6 million at June 30, 2014. Cash and cash equivalents decreased $8.3 million, or 52.4%, to $7.5 million at June 30, 2014.

Total liabilities at June 30, 2014 were $259.9 million compared to $265.3 million at December 31, 2013, a decrease of $5.4 million. The decrease in liabilities was primarily due to a $5.1 million decrease in deposits. Total stockholders’ equity decreased $938,000, or 2.3%, to $39.4 million at June 30, 2014. The decrease in stockholders’ equity was primarily the result of the repurchase of shares at a cost of $1.1 million during the period.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 91 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At June 30,	At December 31,
	2014	2013
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$299,266	$305,583
Securities available-for-sale	12,742	15,271
Securities held-to-maturity	48,904	51,320
Loans held for sale	9,663	6,143
Loans receivable	188,186	183,428
Covered loans	15,492	16,523
Total loans	203,678	199,951
Less: allowance for loan losses	1,382	1,378
Net loans	202,296	198,573
Cash and cash equivalents	7,508	15,764
Deposits	196,246	201,322
FHLB Advances – long-term	59,000	59,000
Stockholders’ equity	39,362	40,300
Book value per common share	$11.58	$11.48

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating Data:
Interest income	$2,827	$2,569	$5,655	$5,121
Interest expense	792	578	1,586	1,163
Net interest income	2,035	1,991	4,069	3,958
Provision for loan losses	34	25	49	114
Net interest income after provision for loan losses	2,001	1,966	4,020	3,844
Noninterest income	1,127	1,589	1,964	2,895
Noninterest expense	3,056	3,488	5,951	6,775
Income (loss) before income tax expense (benefit)	72	67	33	(36)
Income tax expense (benefit)	29	20	21	(17)
Net income (loss)	$42	$47	$12	$(19)
Basic and diluted earnings per share	$0.01	$0.01	$0.00	$(0.01)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2014	2013	2014	2013
(In thousands, except per share data)	(unaudited)		(unaudited)
Performance Ratios (1):
Return on average assets	0.06%	0.07%	0.01%	(0.01)%
Return on average equity	0.42	0.46	0.06	(0.09)
Interest rate spread (2)	2.73	3.08	2.72	3.08
Net interest margin (3)	2.87	3.24	2.87	3.24
Noninterest expense to average assets	4.08	5.31	3.94	5.16
Efficiency ratio (4)	96.65	97.43	98.64	98.88
Average interest-earning assets to average interest- bearing liabilities	112.85	116.66	113.10	116.54
Average equity to average assets	13.21	15.72	13.25	15.74

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.68%	0.64%
Allowance for loan losses as a percent of nonperforming loans			67.32	29.79
Net charge-offs to average outstanding loans during the period			0.02	0.36
Nonperforming loans as a percent of total loans			1.01	2.15
Nonperforming assets as a percent of total assets			0.85	1.34

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(1)	Performance ratios for the three and six month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800